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EX-99.5
                          THE CHALONE WINE GROUP, LTD.
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TO SECURITIES DEALERS, COMMERCIAL BANKS,
         TRUST COMPANIES AND OTHER NOMINEES:

         Enclosed is the Prospectus and other materials relating to the offering (the "Offer") of 1,764,705 shares of common stock (the "Shares") of The Chalone Wine Group, Ltd. ("Chalone"), issuable upon the exercise of subscription rights ("Subscription Rights") distributed to shareholders of record as of the close of business on October 22, 2001 (the "Record Date").

         As described in the accompanying Prospectus, Chalone has issued one Subscription Right for each 5.8375077 shares of Common Stock registered in your name as of the Record Date. Under the terms of the Offer, each Subscription Right entitles the holder to acquire one Share at a subscription price of $8.50 per Share. The terms of the Offer also entitle Rights holders to subscribe, subject to certain limitations and to allotment, for Shares not subscribed for by other shareholders through the exercise of the Basic Subscription Privilege, as described in the Prospectus.

         The Subscription Rights may only be exercised or sold by you as the registered holder. Accordingly, we are asking you to contact your clients for whom you hold shares of common stock registered in your name, or in the name of your nominee, to obtain instructions with respect to the Subscription Rights. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

         Enclosed are copies of the following documents:

     1.  The Prospectus;

     2.  A form of Notice of Guaranteed Delivery; and

     3. A return envelope addressed to Equiserve Trust Company, N.A., the Subscription Agent.

         Your prompt action is requested. The Offer expires at 5:00 p.m., New York City time, on November 20, 2001, unless extended.

         Additional copies of the enclosed materials may be obtained by calling Georgeson Shareholder, the Information Agent for the Offer, toll free at (877) 977-6198.

                                      Very truly yours,

                                      /s/ The Chalone Wine Group, LTD
                                      -------------------------------
                                      THE CHALONE WINE GROUP, LTD.


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NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON
AS AN AGENT OF CHALONE, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF COMMON STOCK, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE SUBSCRIPTION CERTIFICATE.

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